Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission, the Holding Company Application filed with the Office of Thrift Supervision and the Notice of Intent to Convert filed with the Federal Deposit Insurance Corporation of our report dated September 10, 2007 on the consolidated financial statements of Cape Savings Bank. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-1, the Holding Company Application and the Notice of Intent to Convert.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey

September 17, 2007